UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2022

KELLY SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-1088	38-1510762
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

999 West Big Beaver Road, Troy, Michigan 48084

(Address of principal executive offices)
(Zip Code)

(248) 362-4444

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common	KELYA	NASDAQ Global Market
Class B Common	KELYB	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.   Other Events.

Kelly Services, Inc. (“Kelly”) is filing this Current Report on Form 8-K to provide further information to investors regarding our 100% owned subsidiaries in Russia.

In 2021, Kelly’s revenues in Russia were approximately $132 million or 2.7% of total revenue. Kelly has no subsidiaries in Ukraine or Belarus. As of January 2, 2022, Kelly’s Russian operations comprised approximately 1% of the Company’s assets. Customer accounts receivable is the primary asset in Russia.

Our first priority is the health and safety of our employees on a global basis. As of January 2022, Kelly employs approximately 8,400 individuals in Russia. The majority of our employees in Russia are providing services directly to our customers. We do not have employees in Ukraine. We have activated our Emergency Management Team, which is closely monitoring the situation in the region and supporting local leadership and employees.

Sanctions issued since February 24, 2022 by the European Union, United States and other countries against certain Russian entities and persons and certain activities involving Russia or Russian entities have created uncertain economic conditions. The current economic environment, along with the suspension of services by some of our service providers and customers have resulted, and we expect will continue to result, in disruptions in our business operations in Russia and could substantially reduce our revenues in Russia or lead to an inability to operate in Russia. We will continue to review the impact of those disruptions on our operations in Russia and take further actions as necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: March 10, 2022

/s/ Olivier G. Thirot
Olivier G. Thirot

Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

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